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EXHIBIT 21

LIST OF SUBSIDIARIES OF FIFTH & PACIFIC COMPANIES, INC.

Adelington Design Group LLC	Delaware
FNP Holdings, LLC	Delaware
Fifth & Pacific Companies Canada, Inc.	Canada
Fifth & Pacific Companies Cosmetics, Inc.	Delaware
Fifth & Pacific Foreign Holdings, Inc.	Delaware
Fifth & Pacific Companies International Limited	Hong Kong
Fifth & Pacific Companies Puerto Rico, Inc.	Delaware
Juicy Couture Canada, Inc.	Canada
Juicy Couture Europe Limited	United Kingdom
Juicy Couture, Inc.	California
Juicy Couture Ireland Limited	Ireland
Kate Spade South America Comercio, Importaco E Exportacao De Calcados, Bolsas, Roupas E Accessorios LTDA	Brazil
Kate Spade Canada	Canada
Kate Spade China Co. Ltd.	China
Kate Spade Hong Kong Limited	Hong Kong
Kate Spade Japan Co. Ltd.	Japan
Kate Spade LLC	Delaware
Kate Spade UK Limited	United Kingdom
L.C. Licensing, LLC	Delaware
LCCI Holdings Inc.	Delaware
LCI Holdings, Inc.	Delaware
LCI Investments, Inc.	Delaware
Liz Claiborne De El Salvador, S.A., de C.V.	El Salvador
Liz Claiborne de Mexico, S.A. de C.V.	Mexico
Liz Claiborne do Brasil Industria E Comercio Ltda.	Brazil
Liz Claiborne Europe	United Kingdom
Liz Claiborne (Israel) Ltd.	Israel
Liz Claiborne Operations (Israel) 1993 Limited	Israel
Liz Claiborne, S.A.	Costa Rica
Liz Claiborne Servicios de Mexico, S.A. de C.V.	Mexico
Liz Foreign B.V.	Netherlands
Lucky Brand Dungarees Canada Inc.	Canada
Lucky Brand Dungarees, Inc.	Delaware
Lucky Brand Dungarees Stores, Inc.	Delaware
Mexx Portugal, Unnipessoal, LDA	Portugal
MFE Limited	Hong Kong
Segrets, Inc.	Delaware
Sheng Hui Fashion (Shenzhen) Company Limited	Hong Kong
Textiles Liz Claiborne Guatemala, SA	Guatemala
WCFL Holdings, LLC	Delaware
Westcoast Contempo Fashions Limited	Canada

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  EXHIBIT 21
LIST OF SUBSIDIARIES OF FIFTH & PACIFIC COMPANIES, INC.